EXHIBIT 10

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/15/26 to 1/21/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
1/14/2026	Sell	182,003	12.11
1/15/2026	Sell	29,522	12.08
1/16/2026	Sell	38,284	12.03
1/20/2026	Sell	115,710	11.93
1/21/2026	Sell	53,184	11.88